UM SMALL CAP GROWTH FUND

MANAGEMENT AGREEMENT

AGREEMENT made this 30th day of January, 2004 by and between UNDISCOVERED MANAGERS FUNDS, a Massachusetts business trust (the "Fund"), with respect to its Small Cap Growth Fund series (the "Series"), and J.P. MORGAN INVESTMENT
MANAGEMENT INC., a Delaware corporation (the "Manager").

WITNESSETH:

WHEREAS, the Fund and the Manager wish to enter into an agreement setting forth the terms upon which the Manager
(or certain other parties acting pursuant to delegation from the Manager) will perform certain services for the Series;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

1.         (a)	The Fund hereby employs the Manager to
furnish the Fund with Portfolio Management Services
(as defined in Section 2 hereof), subject to the authority of the Manager to delegate certain of its responsibilities hereunder to other parties as provided in Section 1(b) hereof. The Manager hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as and to the extent permitted by Section 1(b) hereof) and to assume the obligations herein set forth, for the compensation herein provided. The Manager shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)	The Manager may delegate any or all of its
responsibilities hereunder with respect to the provision of Portfolio Management Services (and assumption of related expenses) to one or more other parties (each such party, a "Sub-Adviser"), pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of Section 15 of the Investment Company
Act of 1940 and the rules thereunder (the "1940 Act") applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the trustees of the Fund and the shareholders of the Series), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission. Any Sub-Adviser may
(but need not) be affiliated with the Manager.

(c) In the event that the Manager delegates to one or more Sub-Advisers all or part of its responsibilities hereunder with respect to the provision of Portfolio
Management Services, the Manager hereby agrees to furnish to the Fund the following services ("Oversight
Services"):

(i)	supervision and oversight of each Sub-Adviser's
provision of Portfolio Management Services with respect to the Series;

(ii)	periodic evaluation of the Portfolio Management
Services provided by each Sub-Adviser, and of the investment performance of the Series;

(iii)	advice to and consultation with the Board of
Trustees of the Fund with respect to matters relating to the investment operations of the Series, including matters relating to the selection, evaluation, retention and possible termination of each Sub-Adviser;
 and

(iv)	regular reporting to the Board of Trustees of
the Fund with respect to the foregoing matters.

	2.	As used in this Agreement, "Portfolio
Management Services" means management of the investment and reinvestment of the assets belonging to the Series, consisting specifically of the following:

(a)	obtaining and evaluating such economic,
statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Series in accordance with the Series' investment objectives and policies;

(b)	taking such steps as are necessary to implement
the investment policies of the Series by purchasing and selling of securities, including the placing of orders for such purchase and sale; and

(c)	regularly reporting to the Board of Trustees of
the Fund with respect to the implementation of the investment policies of the Series.

3.	Nothing in this Agreement shall require the
Manager to bear, or to reimburse the Fund for:

(a)	office space, office supplies, facilities and
equipment for the Fund;

(b)	executive and other personnel for managing the
affairs of the Fund, other than for the provision of
(1) Portfolio Management Services and (2) Oversight
Services (if the Manager shall have delegated to one or more Sub-Advisers any or all of its responsibilities hereunder with respect to the provision of Portfolio
Management Services);

(c)	any of the costs of printing and mailing the
items referred to in Sub-Section (p) of this Section 3;

(d)	any of the costs of preparing, printing and
distributing sales literature;

(e)	compensation of trustees of the Fund who are
not directors, officers or employees of the Manager or of any affiliated person (other than a registered investment company) of the Manager;

(f)	registration, filing and other fees in
connection with requirements of regulatory authorities;

(g)	the charges and expenses of any entity
appointed by the Fund for custodial, paying agent, shareholder servicing and plan agent services;

(h)	charges and expenses of independent accountants
retained by the Fund;

(i)	charges and expenses of any transfer agents and
 registrars appointed by the Fund;

(j)	brokers' commissions and issue and transfer taxes
chargeable to the Fund in connection with securities transactions to which the Fund is a party;

(k)	taxes and fees payable by the Fund to federal,
state or other governmental agencies;

(l)	any cost of certificates representing shares
of the Fund;

(m)	legal fees and expenses in connection with
the affairs of the Fund, including registering and qualifying its shares with federal and state regulatory authorities;

(n)	expenses of meetings of shareholders and
trustees of the Fund;

(o)	interest, including interest on borrowings
by the Fund;

(p)	the costs of services, including services of
counsel, required in connection with the preparation of the Fund's registration statements and prospectuses, including amendments and revisions thereto, annual, semiannual and other periodic reports of the Fund, and notices and proxy solicitation material furnished to shareholders of the Fund or regulatory authorities; and

(q)	the Fund's expenses of bookkeeping, accounting,
auditing and financial reporting, including related clerical expenses.

4.	All activities undertaken by the Manager or
any Sub-Adviser pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Trustees of the Fund, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

5.	The services to be provided by the Manager
and any Sub-Adviser hereunder are not to be deemed exclusive and the Manager and any Sub-Adviser shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

6.	As full compensation for all services
rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation at the annual rate of 0.95% of the average daily net assets of the Series (or such lesser amount as the Manager may from time to time agree to receive).
Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

7.	It is understood that any of the shareholders,
trustees, officers, employees and agents of the Fund may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Manager, any affiliated person of the Manager, any organization in which the Manager may have an interest or any organization which may have an interest in the Manager;
that the Manager, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Fund, the constitutional documents of the Manager or specific provisions of applicable law.

8.	The Fund acknowledges that, as between the Fund
and the Manager, the Manager owns and controls the names
"Undiscovered Managers" and "UM." The Manager consents to the use by the Fund of the name "Undiscovered
Managers Funds" and by the Series of the name
"UM Small Cap Growth Fund" or any other name embodying the words "Undiscovered Managers" or the letters "UM," in such forms as the Manager shall in writing approve, but only on condition and so long as (i) this Agreement shall remain in full force and (ii) the Fund shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it. No such names shall be used by the Fund or the Series at any time or in any place or for any purposes or under any conditions except as in this section provided. The foregoing authorization by the Manager to the Fund and the Series to use said words and letters as part of a business or name is not exclusive of the right of the Manager itself to use, or to authorize others to use, the same; the Fund acknowledges and agrees that as between the Manager and the Fund, the Manager has the exclusive right so to use, or authorize others to use, said words and letters, and the Fund agrees to take such action as may reasonably be requested by the Manager to give full effect to the provisions of this section (including, without limitation, consenting to such use of said words and letters).
Without limiting the generality of the foregoing, the Fund agrees that, upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Fund, the Fund will, at the request of the Manager made at any time after the Manager has knowledge of such termination or violation, use its best efforts to change the name of the Fund and the Series so as to eliminate all reference, if any, to the words
"Undiscovered" and "Managers" and to the letters "UM," and will not thereafter transact any business in a name containing the words "Undiscovered" or "Managers" or the letters "UM" in any form or combination whatsoever, or (except as may otherwise be required by law) designate itself as the same entity as or successor to any entity of such name, or otherwise use the words "Undiscovered" or "Managers" or the letters "UM" or any other reference to the Manager. Such covenants on the part of the Fund and the Series shall be binding upon it, its trustees, officers, shareholders, creditors and all other persons claiming under or through it.

	9.	This Agreement shall become effective as
of the date of its execution, and

(a)	unless otherwise terminated, this Agreement shall
continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series, and (ii) by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on, such approval;

(b)	this Agreement may at any time be terminated on sixty
days' written notice to the Manager either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series;

(c)	this Agreement shall automatically terminate in the event
of its assignment;

(d) 	this Agreement may be terminated by the Manager on ninety
days' written notice to the Fund; and

	(e)	if the Manager requires the Fund or the Series to
change its name so as to eliminate all references to the words "Undiscovered Managers" or the letters "UM," this Agreement shall automatically terminate at the time of such change unless the continuance of this Agreement after such change shall have been specifically approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

	Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty.

	10.	This Agreement may be amended at any time by mutual
consent of the parties, provided that such consent on the part of the Fund shall have been approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

	11.	For the purpose of this Agreement, the terms "vote
of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act. References in this Agreement to any assets, property or liabilities "belonging to" the Series shall have the meaning defined in the Fund's Agreement and Declaration of Trust as amended from time to time.

	12.	In the absence of willful misfeasance, bad faith or
gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund, to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.


	IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


UNDISCOVERED MANAGERS FUNDS
  				    on behalf of its Small Cap Growth Fund
series


By: ________________________________
Name:
Title:


J.P. MORGAN INVESTMENT
MANAGEMENT INC.


By: ________________________________
   						Name:
Title:




NOTICE

	A copy of the Agreement and Declaration of Trust establishing Undiscovered Managers Funds (the "Fund") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Fund's
Small Cap Growth Fund series (the "Series") on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Series.







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